Exhibit 5.1

Eilenberg & Krause LLP

9 East 43rd Street,26th Floor

NEW YORK, NEW YORK 10017

TELEPHONE: (212) 986-9700

FACSIMILE: (212) 986-2399

October 15, 2024

Sono-Tek Corporation

2012 Route 9W

Milton, New York 12547

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Sono-Tek Corporation, a New York corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company, on the date hereof, under the Securities Act of 1933, as amended, for the purpose of registering an aggregate of 2,500,000 shares of its common stock, par value $.01 per share (the “Shares”), that may be issued pursuant to the Company’s 2013 Stock Incentive Plan (the “Plan”).

On the basis of such investigation as we have deemed necessary, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

s/ Eilenberg & Krause LLP